FOR IMMEDIATE RELEASE
Contact: Robert M. Mahoney
617-484-6700

BSB BANCORP, INC. ANNOUNCES COMPLETION DATE
FOR CONVERSION AND STOCK OFFERING

Belmont, Massachusetts, September 29, 2011: BSB Bancorp, Inc. (the “Company”), the proposed holding company for Belmont Savings Bank (the “Bank”), announced today that it expects to complete its initial public offering on Tuesday, October 4, 2011, pending final regulatory approval.  The offering is being made in connection with the conversion of BSB Bancorp, MHC, the current mutual holding company for the Bank, from mutual to stock form.  Shares of BSB Bancorp, Inc. common stock are expected to begin trading on Wednesday, October 5, 2011, on the NASDAQ Capital Market under the symbol “BLMT.”

The offering is expected to close at the adjusted maximum of the offering range.  Upon closing, BSB Bancorp, Inc. expects to issue 8,993,000 shares of common stock to subscribers in the offering (including the Bank’s tax-qualified Employee Stock Ownership Plan) at the offering price of $10.00 per share.  The Company also intends to contribute $200,000 in cash and 179,860 shares of common stock to Belmont Savings Bank Foundation.  The total number of shares of the Company’s common stock outstanding upon completion of the offering is expected to be 9,172,860 shares.

The offering was oversubscribed by eligible account holders of Belmont Savings Bank, i.e., depositors having eligible accounts as of May 31, 2010.  Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures set forth in BSB Bancorp, MHC’s plan of conversion and described in the prospectus.  The order for the Bank’s tax-qualified Employee Stock Ownership Plan will be filled in full.  Other subscribers will not have their orders filled, and their funds will be returned to them, with interest, as described in the company’s prospectus.

If you are an eligible account holder, i.e., a depositor having an eligible account as of May 31, 2010, and would like to confirm your allocation, allocation information will be available online at https://allocations.kbw.com, beginning at 9:00 a.m. Eastern Time on September 30, 2011.  You may also contact the Conversion Center at (877) 860-2091, which will be open from 9:00 a.m. until 5:00 p.m., Eastern Time, on September 30, 2011 through October 4, 2011 for this purpose. Stock certificates and subscription refunds will be processed promptly after the close of the transaction.

The Board of Directors, Officers and Employees of Belmont Savings Bank express their gratitude for the overwhelming support for the offering by their customers and look forward to serving the needs of their customers and stockholders in the future.

Belmont Savings Bank is a Massachusetts chartered savings bank headquartered in Belmont, Massachusetts.  The Bank provides financial services to individuals, families and businesses through our four full-service branch offices located in Belmont and Watertown in Southeast Middlesex County, Massachusetts. Our primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the prospectus.  The shares of common stock are not savings accounts, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

This news release contains certain forward-looking statements about the proposed stock offering of BSB Bancorp, Inc.  These include statements regarding the anticipated completion date of the conversion and stock offering and the trading market for the shares of common stock.

This press release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include delays in receipt of an updated appraisal, the necessary regulatory approvals and consummation of the conversion and offering, changes in general economic conditions, changes in the interest rate environment, legislative and regulatory changes, changes in the securities markets and changes in consumer spending, borrowing and savings habits.